                                                                     EXHIBIT 2.2



                              PURCHASE AGREEMENT

                                     among

                    NAVISITE INTERNET SERVICES CORPORATION

                       NEIL BLACK, AS MANAGING MEMBER OF
                       SERVERCAST COMMUNICATIONS, L.L.C.

                                      AND

               THE MEMBERS OF SERVERCAST COMMUNICATIONS, L.L.C.
                    AS LISTED ON SCHEDULE 1 ATTACHED HERETO



                            _______________________

                                 July 1, 1998
                            _______________________

                               TABLE OF CONTENTS

SECTION 1 -  PURCHASE AND SALE OF THE SHARES
             1.1   Purchase and Sale..........................................................  1
             1.2   Closing....................................................................  1
             1.3   Escrow Amounts.............................................................  2
             1.4   Member Representative......................................................  2
             1.5   Assumed Liabilities........................................................  3

SECTION 2 -  REPRESENTATIONS AND WARRANTIES OF THE MEMBERS
             WITH RESPECT TO THE COMPANY
             2.1   Organization and Qualification.............................................  4
             2.2   Capitalization; Voting Rights..............................................  4
             2.3   Consents...................................................................  4
             2.4   Authorization; No Breach...................................................  5
             2.5   Subsidiaries and Other Affiliates..........................................  5
             2.6   Corporate Records..........................................................  6
             2.7   Financial Statements.......................................................  6
             2.8   Absence of Undisclosed Liabilities.........................................  6
             2.9   No Material Adverse Change.................................................  6
             2.10  Accounts Receivable........................................................  8
             2.11  Tax Matters................................................................  8
             2.12  Compliance with Laws; Permits.............................................. 10
             2.13  Actions and Proceedings.................................................... 10
             2.14  Contracts and Other Agreements............................................. 11
             2.15  Real Estate................................................................ 13
             2.16  Personal Property.......................................................... 13
             2.17  Proprietary Rights......................................................... 13
             2.18  Title to Assets; Liens..................................................... 15
             2.19  Customers and Suppliers.................................................... 16
             2.20  Employee Benefit Plans..................................................... 16
             2.21  Employees and Consultants.................................................. 16
             2.22  Labor Relations; Compliance................................................ 17
             2.23  Certain Transactions....................................................... 17
             2.24  Insurance.................................................................. 18
             2.25  Banks, Brokers and Proxies................................................. 18
             2.26  Brokerage.................................................................. 18
             2.27  Hazardous Materials........................................................ 18
             2.28  Full Disclosure............................................................ 19
             2.29  Best Knowledge............................................................. 19

SECTION  3 - REPRESENTATIONS AND WARRANTIES OF THE MEMBERS
             3.1   Title to Interests......................................................... 19
             3.2   Authority to Execute and Perform Agreements................................ 20
             3.3   No Breach.................................................................. 20
             3.4   Actions and Proceedings.................................................... 20
             3.5   Brokerage.................................................................. 20
             3.6   Investment Representation.................................................. 20

SECTION 4 -  REPRESENTATIONS AND WARRANTIES OF BUYER
             4.1   Organization............................................................... 21
             4.2   Authority to Execute and Perform Agreements................................ 21
             4.3   No Breach.................................................................. 21
             4.4   Investment Representation.................................................. 21

SECTION 5 -  COVENANTS AND AGREEMENTS
             5.1   Continued Effectiveness of Representations and Warranties.................. 21
             5.2   Escrow Agreement........................................................... 22
             5.3   Further Assurances......................................................... 22

SECTION 6 -  CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE
             6.1   Representations, Warranties and Covenants.................................. 22
             6.2   Consents and Approvals..................................................... 22
             6.3   Litigation................................................................. 22
             6.4   Non-Competition Agreements................................................. 23
             6.5   Opinion of Counsel to the Company and Members.............................. 23
             6.6   Delivery of Interests...................................................... 23
             6.7   Resignation of Managing Member............................................. 23
             6.8   Board Approval............................................................. 23

SECTION 7 -  CONDITIONS PRECEDENT TO MEMBERS OBLIGATION TO CLOSE
             7.1   Representations, Warranties and Covenants.................................. 23
             7.2   Litigation................................................................. 24
             7.3   Term Notes................................................................. 24
             7.4   Bonus Agreements........................................................... 24
             7.5   Opinion of Counsel to the Buyer............................................ 24
             7.6   Board Approval............................................................. 24

SECTION 8 -  INDEMNIFICATION
             8.1   Survival................................................................... 24
             8.2   Obligation of the Members to Indemnify..................................... 24
             8.3   Claims Notices............................................................. 25
             8.4   Limitations on Indemnification............................................. 26

SECTION 9 -  MISCELLANEOUS
             9.1   Expenses................................................................... 26
             9.2   Notices.................................................................... 26
             9.3   Entire Agreement........................................................... 27
             9.4   Waivers and Amendments; Non-Contractual Remedies;
                   Preservation of Remedies................................................... 27
             9.5   Resolution of Disputes..................................................... 27
             9.6   Governing Law.............................................................. 28
             9.7   Binding Effect; No Assignment.............................................. 28
             9.8   Variations in Pronouns..................................................... 28
             9.9   Counterparts............................................................... 28
             9.10  Exhibits and Schedules..................................................... 28
             9.11  Headings................................................................... 28
             9.12  Severability............................................................... 29

EXHIBITS
--------

Exhibit A     --   Form of Term Note
Exhibit B     --   Form of Escrow Agreement
Exhibit C     --   Form of Bonus Agreement
Exhibit D     --   Form of Non-Disclosure, Non-Competition and Developments
                   Agreement
Exhibit E     --   Opinion of Counsel of the Company and Members
Exhibit F     --   Opinion of Counsel of the Buyer

Schedule 1    --   Members
Schedule 2.1  --   Qualifications
Schedule 2.2  --   Voting Rights
Schedule 2.3  --   Consents
Schedule 2.4  --   Authorization; No Breach
Schedule 2.7  --   Current Balance Sheet
Schedule 2.8  --   Undisclosed Liabilities
Schedule 2.9  --   No Material Adverse Change
Schedule 2.10 --   Accounts Receivable
Schedule 2.11 --   Tax Matters
Schedule 2.14 --   Contracts and Other Agreements
Schedule 2.15 --   Real Property Leases
Schedule 2.16 --   Personal Property
Schedule 2.17 --   Proprietary Rights
Schedule 2.19 --   Customers
Schedule 2.20 --   Employee Benefit Plan
Schedule 2.21 --   Employees and Consultants
Schedule 2.23 --   Certain Transactions
Schedule 2.24 --   Insurance
Schedule 25   --   Banks

                              PURCHASE AGREEMENT

     AGREEMENT dated as of July 1, 1998, among NaviSite Internet Services Corporation, a Delaware corporation (the "Buyer"), Neil Black in his capacity as managing member (the "Managing Member") of Servercast Communications, L.L.C. (the "Company"), a Delaware limited liability company, and all of the other members of the Company, individually, as listed on Schedule 1 hereto (each a
                                                   ----------
"Member," and collectively with the Managing Member, the "Members").

     WHEREAS each of the Members owns the issued and outstanding membership interests (collectively, the "Interests") of the Company set forth opposite such Member's name on Schedule 1 attached hereto, which Interests in the aggregate
                 ----------
represent all of the issued and outstanding membership interests of the Company;

     WHEREAS Buyer desires to acquire all of the Interests from the Members, and the Members desire to sell all the Interests to Buyer, and upon consummation of such sale Buyer shall become the sole owner of the Company, upon the terms and subject to the conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the promises, and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                      1 - PURCHASE AND SALE OF THE SHARES

     1.1  Purchase and Sale.  Upon the terms and subject to the conditions of
          -----------------
this Agreement, at the Closing (as defined below), the Managing Member and each of the Members agrees to sell to Buyer, and Buyer agrees to purchase from the Managing Member and each of the Members, all of the Interests owned by the Managing Member and each such Member, as set forth opposite the Managing Member and each such Member's name on Schedule 1 hereto. The aggregate purchase price
                               ----------
for the Interests (the "Base Purchase Price") shall be One Million Dollars ($1,000,000), subject to adjustment pursuant to Section 1.3 and Section 8 hereof, and payable as set forth in Section 1.

     1.2  Closing.  The closing (the "Closing") of the purchase and sale of the
          -------
Interests hereunder shall take place at the offices of Palmer & Dodge LLP, One Beacon Street, Boston, Massachusetts 02108, at 12:00 p.m. (EST) on July 1, 1998, or at such other time or place as Buyer and the Member Representative (as hereinafter defined), acting on behalf of the Members, agree (the "Closing Date").

          (a) At the Closing, Buyer shall cause to be delivered to the Member Representative (as defined below):

               (i)  term notes (the "Term Notes") in the form of Exhibit A
                                                                 ---------
               attached hereto for the aggregate principal amount of One Million Dollars ($1,000,000); such Term Notes are to be payable 18 months from the Closing Date (the "Maturity Date"); such Term Notes shall bear interest at the rate of 5.5% per annum, payable in three equal installments at the end of each six-month period from the date hereof through the Maturity Date; that the payments of principal and interest under the Term Notes shall be subject to and adjusted in accordance with Sections 1.3 and 8 hereof; and such Term Notes are to be payable to each Member, individually, for the principal amount and interest installments as set forth opposite each Member's name on Schedule 1 attached hereto.
                                              ----------

          (b) At the Closing, each Member shall deliver to Buyer a certificate, certificates or such other documents reasonably requested by the Buyer evidencing the Interests owned by such Member.

          (c) At the Closing, there shall be delivered the opinions, certificates and instruments required of the respective parties at the Closing under Sections 6 and 7 hereof.

          (d) At the Closing, Neil Black shall resign as Managing Member of the Company, and, immediately prior to such resignation, appoint Robert B. Eisenberg the Managing Member of the Company.

     1.3  Escrow Amounts. The Managing Member and each Member agrees that prior
          --------------
to the second anniversary of this Agreement, twenty Percent (20%) of any principal paid under the Term Notes ("Escrowed Consideration") shall be deposited by the Buyer with an escrow agent reasonably satisfactory to the Member Representative (as defined below). The Escrowed Consideration shall be held by the escrow agent and disbursed by such escrow agent in accordance with the form of escrow agreement attached hereto as Exhibit B (the "Escrow
                                                ---------       ------
Agreement").
---------

     1.4  Member Representative.
          ---------------------

          (a) In order to efficiently administer (i) the waiver of any condition to the obligations of the Members to consummate the transactions contemplated hereby, and (ii) the defense and/or settlement of any claims for which the Members may be required to indemnify Buyer pursuant to Section 8 hereof, the Members hereby designate Neil Black as their representative (the "Member Representative").

          (b) The Members hereby authorize the Member Representative (i) to take all action necessary in connection with the waiver of any condition to the obligations of the Members to consummate the transactions contemplated hereby, or the defense and/or settlement of any claims for which the Members may be required to indemnify Buyer pursuant to Section 8 hereof, (ii) to give and receive all notices required to be given under this Agreement and under any Related Agreements (as defined below), and
(iii) to take any and all additional actions as is contemplated to be taken by or on behalf of the Members by the terms of this Agreement and any Related Agreement. In the event that the Member Representative dies, becomes unable to perform his or her responsibilities hereunder or resigns from such position, Members holding, prior to the Closing, a majority of the Interests as set forth on Schedule 1 attached hereto shall select another representative to fill such
   ----------
vacancy and such substituted representative shall be deemed to be the Member Representative for all purposes of this Agreement and any Related Agreement. All decisions and actions by the Member Representative, including, without limitation, the defense or settlement of any claims for which the Members may be required to indemnify the Buyer pursuant to Section 8 hereof, shall be binding upon all of the Members, and no Member shall have the right to object, dissent, protest or otherwise contest the same.

          (c)  By their execution of this Agreement, the Members agree that:

               (i) the Buyer shall be able to rely conclusively on the instructions and decisions of the Member Representative as to settlement of any claims for indemnification by the Buyer pursuant to Section 8 hereof or any other actions required to be taken by the Member Representative hereunder, and no party hereunder shall have any cause of action against Buyer for any action taken by Buyer in reliance upon the instructions or decisions of the Member Representative;

               (ii) all actions, decisions and instructions of the Member Representative shall be conclusive and binding upon all of the Members and no Member shall have any cause of action against the Member Representative for any action taken, decision made or instruction given by the Member Representative under this Agreement, except for fraud or willful breach of this Agreement by the Member Representative;

          (d) All fees and expenses, if any, incurred by the Member Representative shall be paid by the Members in proportion to their ownership of Interests as set forth on Schedule 1 attached hereto.
                          ----------

     1.5  Assumed Liabilities.  The Buyer agrees to assume and pay those
          -------------------
liabilities of the Company set forth on the Current Balance Sheet (as defined below) and those liabilities incurred by the Company in the normal and ordinary course during the one-month period ending June 30, 1998.

                  2 - REPRESENTATIONS AND WARRANTIES OF THE
                      MEMBERS WITH RESPECT TO THE COMPANY

     Except as set forth in the Company's and the Members' disclosure schedules (the "Company Disclosure Schedules"), the Managing Member and each of the Members, jointly and severally, represents and warrants to Buyer as of the date hereof and on and as of the Closing Date as set forth in this Section 2. The Company Disclosure Schedules shall be prepared in response to and shall reference the applicable subsections of this Section 2. If the Members have nothing to disclose in any schedule or schedules called for in this Section 2, such schedule need not be included in the Company's Disclosure Schedules:

     2.1  Organization and Qualification. The Company is a limited liability
          ------------------------------
company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and lawful authority to own, lease and operate its assets, properties and business and to conduct its business as and in the places where such properties are now owned, leased or operated or such business is now conducted or proposed to be conducted. The Company is duly qualified or authorized to do business as a foreign limited liability company and is in good standing in each jurisdiction in which the nature of its activities and of its properties (both owned and leased) makes such qualification or authorization necessary, except for those jurisdictions in which the failure so to qualify or be authorized would not have a material adverse effect on the Company or its assets, properties, business, operations, prospects or condition.

     2.2  Capitalization; Voting Rights.  The authorized membership interests of
          -----------------------------
the Company are as set forth on Schedule 1.  Except as set forth on Schedule 2.2
                                ----------                          ------------
hereto, there is no: (i) outstanding ownership interest or control interest of the Company; (ii) outstanding subscription, option, call, commitment, agreement or understanding (oral or written) obligating the Company to issue any ownership interests or any security or securities of any class or kind which in any way relate to the ownership of the Company or any interest therein; (iii) agreement or understanding (oral or written) (other than this Agreement) which grants to any Person (as hereinafter defined) the right to purchase or otherwise acquire any ownership interest or control of the Company or any interest therein, including without limitation any preemptive right, right of first refusal or co-sale right; (iv) voting trust or voting agreement or pooling agreement or proxy (oral or written) with respect to any ownership or management interest of the Company; or (v) obligation of the Company (oral or written) to purchase, redeem, or otherwise acquire any ownership interest or any interest therein or to pay any distribution with respect thereto.

     2.3  Consents.  No consent, approval, waiver or other action by any
          --------
individual, corporation, company, partnership, association, trust or other entity or organization, including any government or political subdivision or agency or instrumentality thereof (each, a "Person"), under any contract, agreement, understanding, indenture, lease, instrument or other document (oral or written) to which the Company is a party or by which it or any of the assets of the Company is bound, is required or necessary for (i) the execution, delivery and performance of this Agreement or any Related Agreement by the Members or the Company or the consummation of the transactions contemplated hereby or thereby or (ii) the continuation after the consummation of the transactions contemplated hereby or thereby of any contract, agreement, indenture, lease, instrument or other document to which the Company is a party or by which it or its assets are bound.

     2.4  Authorization; No Breach.  The execution and delivery by the Company
          ------------------------
of this Agreement and all the agreements contemplated herein (the "Related Agreements"), and the consummation by the Company of all transactions contemplated hereunder and thereunder by the Company, have been duly authorized by all requisite corporate action. This Agreement and the Related Agreements have been duly executed by the Company and each of the Members (where applicable) and each other party thereto. This Agreement and the Related Agreements and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby or thereby to which the Company or any of the Members is a party constitute the valid and legally binding obligations of the Company and each of the Members, enforceable against each of them in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights; and (ii) general principles of equity that restrict the availability of equitable remedies. The execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby will not: (i) violate, contravene or breach any provision of the Company's Operating Agreement (as defined below) or any other governing document of the Company;
(ii) violate, conflict with, contravene, or result in the breach of any of the terms or conditions of, result in modification of the effect of, or otherwise give any other contracting party the right to terminate, accelerate or cancel any right or obligation of the Company or constitute (or with notice or lapse of time or both constitute) a default under, any instrument, contract or other agreement to which the Company is a party or by which it or its assets or properties may be bound or subject; (iii) violate, contravene or breach any constitution, treaty, law, statute, code, ordinance, decree, rule, regulation, or municipal by-law, whether domestic, foreign or international, any judgment, order, writ, injunction, decision, ruling, decree or award of any governmental authority or body, or any provision of any of the foregoing applicable to or binding upon, the Company or its properties, assets or business (each, a "Law," and collectively, "Laws"); (iv) violate any license, permit, franchise, or order or other approval of any federal, provincial, state, local or foreign governmental or regulatory body (each, a "Permit", and collectively, "Permits"); or (v) result in the creation of any mortgage, pledge, charge, security interest, lien or other encumbrance (each, a "Lien") on the Interests or on any of the assets or properties of the Company.

     2.5  Subsidiaries and Other Affiliates.  The Company has no subsidiaries.
          ---------------------------------
Except as set forth in Schedule 2.5, the Company does not directly or indirectly
                       ------------
own or have any investment in any shares of the capital stock of, or any other proprietary interest in (including without limitation, any partnership or joint venture interest), any other Person. For this purpose, "joint venture" means any entity or contractual relationship (written or oral) pursuant to which the

Company shares with any Person, except for Accipiter, Inc. and Engage Technologies, Inc., the profits and/or losses of any undertaking or pursuant to which the Company may be liable for the acts or undertakings of any Person.

     2.6  Corporate Records. The operating agreement dated January 1, 1997 by
          -----------------
and among the Medley Investment Group, L.L.C., Graham A. Duncan, Francisco K. Rivera and David Boyle, as amended by the letter agreement dated January 1, 1998 by and among Richard Medley, The Medley Investment Group, L.L.C., Graham Duncan and Neil Black, and as amended by the letter agreement dated January 1, 1998 by and among Peter Kirwan, David Boyle, Mark Torrey and Neil Black (the operating agreement as amended by the letter agreements hereinafter, the "Operating Agreement") constitutes the sole and exclusive governing document of the Company. The Company has previously delivered to Buyer true and complete copies of the Operating Agreement, as amended, and as currently in effect. The records of the Company, which have been furnished to Buyer, are complete and accurate, and contain copies of all resolutions passed by the members and managers of the Company since the date of its formation, all of which resolutions have been duly passed. The financial books and records of the Company have been maintained in accordance with sound business practices and fairly, accurately and completely present and disclose in accordance with GAAP consistently applied (i) the financial position of the Company, and (ii) all transactions of the Company.

     2.7  Financial Statements.  The Company has delivered to Buyer the reviewed
          --------------------
financial statements of the Company for the fiscal year ended December 31, 1997 (the "Reviewed Financial Statements"), the unaudited balance sheet (the "Current Balance Sheet") of the Company as of May 31, 1998 (the "Current Balance Sheet Date") and the unaudited interim financial statements of the Company for the five-month period ended May 31, 1998 (the "Interim Financial Statements" and, collectively with the Reviewed Financial Statements, the Current Balance Sheet, the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout such periods. Except as disclosed therein, such Financial Statements present fairly and accurately the financial condition and position of the Company as of the dates indicated.

     2.8  Absence of Undisclosed Liabilities.  Except as set forth in Schedule
          ----------------------------------                          --------
2.8, as at the Current Balance Sheet Date, the Company had no liabilities of any
---
nature, whether direct, indirect, accrued, absolute, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for Taxes (as defined in Section
2.11 hereof) due or then accrued or to become due), that were not fully and adequately reflected or reserved against on the Financial Statements of the Company. There is no existing condition, situation or set of circumstances (excluding possible changes in the Tax laws of any jurisdiction) that could reasonably be expected to result in any such liability, other than liabilities
(i) fully and adequately reflected or reserved against on the Financial Statements or (ii) incurred since the Current Balance Sheet Date in the ordinary course of business consistent with past practice, which in the aggregate are not material to the Company.

     2.9  No Material Adverse Change.  To the best knowledge of the Company,
          --------------------------
since the Current Balance Sheet Date, there have been no changes in the assets, properties, business, operations, prospects or condition (financial or otherwise) of the Company that, either individually or in the aggregate, materially and adversely affect the Company, nor does any Member know of any such change that is reasonably likely to occur, nor has there been any damage, destruction or loss materially and adversely affecting the assets, properties, business, operations, prospects or condition (financial or otherwise) of the Company, whether or not covered by insurance. Without limiting the generality of the foregoing, except as set forth in Schedule 2.9, since the Current Balance
                                         ------------
Sheet Date, the Company has not:

               (i) except for indebtedness to the Buyer, incurred any indebtedness for borrowed money, assumed or guaranteed or otherwise become responsible for the obligations of any Person, or otherwise made or assumed any commitment, obligation or liability outside the ordinary course of business;

               (ii) declared or paid any dividend or declared or made any other distribution of any kind to its members, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its membership or other ownership interests or entered into any agreement or made any commitment with respect to the same;

               (iii) made any loan, advance or capital contribution to or investment in any Person;

               (iv) made any payment or commitment to pay any severance or termination pay to any of its managers, officers, directors, members, employees, consultants, agents or other representatives;

               (v) entered into any lease (as lessor or lessee), sold, abandoned or made any other disposition of any of its assets or other property other than in the ordinary course of business;

               (vi) granted or suffered any Lien or other encumbrance on any of its assets or properties;

               (vii) entered into or amended any arrangement pursuant to which the Company agreed to indemnify any party other than in the ordinary course of business;

               (viii) entered into or amended any arrangement to refrain from competing with any party;

               (ix) except for inventory or equipment acquired in the ordinary course of business, made any acquisition of all or any part of the assets, properties, capital stock or business of any other Person or entered into or amended any contract or other arrangement to do the same;

               (x) made any change in any method of accounting or accounting practice, waived or cancelled any material claim, account receivable, or right, or changed its pricing, credit, or payment policies;

               (xi) paid any long-term liability otherwise than in accordance with its terms;

               (xii) (A) entered into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any manager, director, officer, member, consultant, agent or employee of the Company, (B) increased the benefits payable under any existing severance or termination pay policies or employment agreement or (C) increased the compensation, bonus or other benefits payable to directors, officers or employees of the Company;

               (xiii) suffered any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company, which employees were not subject to a collective bargaining agreement at the Current Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of the Company; or

               (xiv) failed to comply with any Law in any respect that, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on the assets, properties, business, operations, prospects or conditions (financial or otherwise) of the Company.

     2.10  Accounts Receivable.  All accounts receivable reflected in the
           -------------------
Financial Statements and all accounts receivable arising after the Current Balance Sheet Date (collectively, the "Accounts Receivable") have arisen in the ordinary course of business of the Company, to the Company's Best Knowledge, represent valid and enforceable obligations due to the Company (except as set forth in Schedule 2.10), and are not subject to any discount, set-off or
         -------------
counter-claim (except as set forth in Schedule 2.10).  All such Accounts
                                      -------------
Receivable have been collected or, to the best knowledge of the Company, are fully collectible in the ordinary course of business of the Company in the aggregate recorded amounts thereof in accordance with their terms.

     2.11  Tax Matters.
           -----------

           (a) As used in this Agreement, "Taxes" shall mean all taxes, including without limitation income taxes, corporation taxes, capital taxes, excise taxes, value added and sales taxes, use taxes, gross receipts taxes, franchise taxes, employment and payroll related taxes, goods and services taxes, stamp taxes, transfer taxes, withholding taxes, property taxes and import duties, whether or not measured in whole or in part by net income, all imposts, levies, duties, deductions, withholdings, charges, public and private pension plan contributions, social security contributions, workmen's compensation, Medicare and public health contributions, assessments, reassessments or fees of any nature, and all deficiencies or other additions to tax, interest and penalties owed by it; and "Tax" shall mean any one of them. The Company has paid all Taxes required to be paid by it through the date hereof (other than Taxes not yet due and payable the liability for which is adequately reserved for by the Company in the Financial Statements and other than possible adjustments as set forth in Schedule 2.8). The provisions for Taxes reflected in the Financial
             ------------
Statements are adequate to cover any and all Tax liabilities of the Company in respect of their respective assets, properties, business and operations during the periods covered by said Financial Statements and all prior periods.

           (b) The Company has timely filed all Tax returns required to be filed by it through the date hereof, or has timely filed for and obtained an extension for filing of any Tax returns that otherwise would have been required to be filed on or before the date hereof, and in the case of any such extension, such Tax return shall be filed within the period of the authorized extension.
Schedule 2.11(b) shall set forth all Tax returns for which the Company has applied for or obtained an extension for filing. Each of the Tax returns filed by the Company completely, correctly and accurately reflects the amount of the Company's Tax liability for the period covered thereby.

           (c) There has not been any audit of any Tax return filed by the Company, no audit of any Tax return of the Company is in progress, and the Company has not been notified by any Tax authority that any such audit is contemplated or pending. Neither the Internal Revenue Service nor any other taxing authority is now asserting or, to the best knowledge of any Member, threatening to assert any Tax deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith. Except as set forth on
Schedule 2.11(c), all Tax returns of the Company have been assessed through and
----------------
including the date hereof, and there are no outstanding waivers of any limitation periods or agreements providing for an extension of time for the filing of any Tax return or the payment of any Tax or for the issue of an assessment or reassessment against the Company. All deficiencies proposed as a result of such assessments of the Tax returns have been paid and settled.

           (d) The Company has withheld from each payment made to any of its past and present managers, members, directors, officers, employees and agents the amount of all Taxes and other deductions required to be withheld and has paid or made adequate provision for the payment of such amounts to the proper receiving authorities.

           (e)  Except with respect to possible adjustments as set forth in
Schedule 2.8, the Company is not subject to and shall not be subject after the
------------
Closing Date to any assessments, levies, penalties or interest with respect to Taxes which shall result in any liability on its part in respect of any period ending on or prior to the Closing Date in excess of the amount provided for and reserved against in the Financial Statements.

     2.12  Compliance with Laws; Permits.
           -----------------------------

           (a) The Company is not in violation or default of any term of the Operating Agreement, or of any provision of any mortgage, indenture, contract, agreement, instrument or contract to which it is party or by which it is bound or of any judgment, decree, order, writ or, to its knowledge, any Law applicable to the Company which would materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of the Company.

           (b) The Company has all Permits that are material to the conduct of the Company's business and (ii) all security clearances, special credentials and other designations (excluding academic degrees) held by or pertaining to any of the officers, employees, consultants and other agents of the Company that are necessary or useful in the conduct of the Company's business, in each case naming the officer, employee, consultant or agent, the Person from whom such clearance, credential or designation was obtained, and the contract, grant and/or other aspect of the Company's business to which it pertains.

           (c) The Company has, is in full compliance with, and is entitled to all the benefits under, all Permits that are material to the conduct of its business and the uses of its assets; such Permits have been validly issued and are in full force and effect and will continue in full force and effect upon consummation of the transactions contemplated hereunder; no violations are or have been recorded with any governmental or regulatory body in respect of any Permit; and no proceeding is pending or, to the best knowledge of the Members, threatened to revoke or limit any Permit.

     2.13  Actions and Proceedings.  There are no outstanding orders, judgments,
           -----------------------
injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against or involving the Company or any of its securities, assets, or properties. There are no actions, proceedings (or any basis therefor), suits or claims or legal, administrative or arbitration proceedings pending against or, to the best knowledge of the Company, threatened against or affecting (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) the Company or any of its securities, assets or properties, nor, to the best knowledge of the Company, is there any investigation pending or threatened against or affecting the Company, that questions the validity of this Agreement, or any of the Related Agreements or any of the Schedules or Exhibits attached hereto or the right of the Company or any Member or other party to enter into any of such agreements, or to consummate the transactions contemplated hereby or thereby, or which might result, either individually or in the aggregate, in any material adverse change in the business, assets, intellectual property rights, liabilities, financial condition, operations, affairs or prospects of the Company, financially or otherwise, or any change in the current equity ownership of the Company. To the best knowledge of the Company, there is no fact, event or circumstance that may give rise to any suit, action, claim, investigation or proceeding that individually or in the aggregate could have a material adverse effect on the transactions contemplated hereby or on the assets, properties, business, operations, prospects or condition (financial or otherwise) of the Company.

     2.14  Contracts and Other Agreements.
           ------------------------------

           (a) Schedule 2.14 sets forth a list of all of the following contracts
               -------------
and other agreements (oral or written) to which the Company is a party or by or to which it or its assets or properties are bound or subject (collectively, the "Material Contracts"):

               (i) any agreement or series of related agreements requiring aggregate payments by or to the Company of more than $10,000;

               (ii) any agreement with or for the benefit of any current or former member, manager, officer, director, member, employee or consultant of the Company;

               (iii) any agreement with any labor union or association representing any employee of the Company;

               (iv) any agreement for the purchase or sale of materials, supplies, equipment, merchandise or services that contains an escalation, renegotiation or redetermination clause or that obligates the Company to purchase all or substantially all of its requirements of a particular product or service from a supplier, or for periodic minimum purchases of a particular product or service from a supplier;

               (v) any agreement for the sale of any of the assets or properties of the Company other than in the ordinary course of business or for the grant to any person of any options, rights of first refusal, or preferential or similar rights to purchase any such assets or properties;

               (vi) any partnership or joint venture agreement, excluding co-marketing agreements;

               (vii) any agreement of surety, guarantee or indemnification, other than agreements in the ordinary course of business with respect to obligations in an aggregate amount not in excess of $10,000;

               (viii) any agreement to which Seller is a party and which contains covenants of the Company not to compete in any line of business, in any geographic area or with any person or covenants of any other person not to compete with the Company or in any line of business of the Company;

               (ix) any agreement granting or restricting the right of the Company to use any Proprietary Rights;

               (x) any agreement with customers or suppliers for the sharing of fees, the rebating of charges or other similar arrangements;

               (xi) any agreement with any holder of securities or ownership interest of the Company as such (including, without limitation, any agreement containing an obligation to register any of such securities under any federal or state securities laws);

               (xii) any agreement obligating the Company to deliver maintenance services or future product enhancements or containing a "most favored nation" pricing clause;

               (xiii) any agreement relating to the acquisition by the Company of any operating business or the capital stock of any other person;

               (xiv) any agreement requiring the payment to any person of a brokerage or sales commission or a finder's or referral fee (other than arrangements to pay commissions or fees to employees in the ordinary course of business);

               (xv) any agreement or note relating to or evidencing outstanding indebtedness for borrowed money, other than evidencing indebtedness to the Buyer;

               (xvi) any lease, sublease or other agreement under which the Company is lessor or lessee of any real property or equipment or other tangible property;

               (xvii) any agreement with a change of control provision or otherwise requiring consent with respect to an acquisition, merger or other change-of-control transaction of the Company;

               (xviii)any option agreement; employment or severance agreement; phantom plan; bonus, incentive or similar agreement, arrangement or understanding;

                (xix) any distribution or sales representative agreement or agreements appointing any agents; and

                (xx) any other material agreement whether or not made in the ordinary course of business.

           (b) There have been delivered or made available to Buyer true and complete copies of all such Material Contracts (and all amendments, waivers or other modifications thereto) and, with respect to any oral Material Contracts, complete and accurate summaries thereof. Except as set forth on Schedule 2.14,
                                                                 -------------
making specific reference to the Material Contract as to which exception is taken and explaining the exception, all of such Material Contracts are valid, subsisting, in full force and effect, binding upon the Company, and to the best knowledge of the Company, binding upon the other parties thereto in accordance with their terms.

     2.15  Real Estate.  The Company does not own any real property or any
           -----------
buildings or other structures and does not have any options or any contractual obligations to purchase or acquire any interest in real property. The leasehold interests of the Company set forth in Schedule 2.15 are subject to no Lien
                                      -------------
(other than Liens on the interests of the respective lessors that indirectly burden such leasehold interests). All such leases are in good standing and in full force and effect without amendment thereto, and the Company is entitled to all benefits under such leases.

     2.16  Personal Property.  Schedule 2.16 attached hereto sets forth (i) a
           -----------------   -------------
true, correct and complete list of all items of tangible personal property (A) owned by the Company as of the date hereof having either a net book value per unit or an estimated fair market value per unit in excess of $10,000 or (B) not owned by the Company but in the possession of or used or useful in the business of the Company and having rental payments therefor in excess of $250 per month or $3,000 per year (collectively, the "Personal Property"); and (ii) a description of the owner of, and any agreement relating to the use of, each item of Personal Property not owned by the Company and the circumstances under which such Personal Property is used. Except as disclosed in Schedule 2.16:
                                                        -------------

           (a) no manager, member, officer, director or employee of the Company, nor any spouse, child or other relative or affiliate thereof, owns directly or indirectly, in whole or in part, any of the Personal Property;

           (b) each item of Personal Property not owned by the Company is in such condition that upon the return of such Personal Property to its owner in its present condition at the end of the relevant lease term or as otherwise contemplated by the applicable agreement between the Company and the owner or lessor thereof, the obligations of the Company to such owner or lessor will be discharged;

           (c) the Personal Property is in good operating condition and repair, normal wear and tear excepted, is currently used by the Company in the ordinary course of its business and normal maintenance has been consistently performed with respect to the Personal Property; and

           (d) the Company owns or otherwise has the right to use all of the Personal Property now used or useful in the operation of its business or the use of which is necessary for or useful in the performance of any material contract, letter of intent or proposal to which the Company is a party.

     2.17  Proprietary Rights.
           ------------------

           (a)  (i)    As used in this Agreement, the term "Proprietary Rights"
means all:

                     (A) trademarks, service marks, trade names, franchises and copyrights and all registrations and applications to register any of the foregoing with any agency or authority;

                     (B) patents, patent applications, inventions and designs, and any registration thereof with any agency or authority;

                     (C) trade secrets, including all processes, know-how, technical data, shop rights, and any media or other tangible embodiment thereof and all descriptions thereof; and

                     (D) other technology and intangible property, including without limitation computer programs, databases, and documentation and flow charts.

                (ii)   Schedule 2.17(a)(ii) sets forth a true, accurate and
                       --------------------
                complete list of all Proprietary Rights of the types described in clauses (a)(i)(A) and (B) of which the Company claims ownership or uses in its business, together with the applicable identifying information of all federal, provincial, state and foreign registrations of such Proprietary Rights or applications for registration.

                (iii)  Schedule 2.17(a)(iii) sets forth a true, accurate and
                       ---------------------
                complete list of all Proprietary Rights of the type described in clauses (a)(i)(A) and (B) that are licensed to the Company, together with the available applicable identifying information of all federal, provincial, state and foreign registrations of such Proprietary Rights or applications for registration.

                (iv)   Schedule 2.17(a)(iv) sets forth a true, accurate and
                       --------------------
                complete list of all Proprietary Rights owned or used by the Company that are material to its business as presently conducted or as it is contemplated to be conducted and are not listed on Schedules 2.17(a)(ii) or (iii).
                                               ------------------------------

          (b) (i) The Company is the sole and exclusive owner of all right, title and interest in and to the Proprietary Rights listed on Schedule
                                                              --------
2.17(a)(ii) except as otherwise provided in such Schedule.
-----------

               (ii) Except as set forth on Schedule 2.17(a)(ii), (iii), or (iv),
                                           ------------------------------------
               as applicable, the Company has the right to use all Proprietary Rights listed therein free and clear of the claims or rights of others and such Proprietary Rights will remain in full force and effect following the consummation of the transactions contemplated hereby. All patents, copyrights, trademarks and service marks listed on Schedule 2.17(a)(ii), (iii) or (iv) that
                                       -----------------------------------
               are owned by the Company or for the maintenance of which the Company is responsible, and, to the best knowledge of the Company, all other such rights so listed, and all federal, provincial, state and foreign registrations thereof, are valid and in full force and effect and are not subject to any taxes, maintenance fees, or actions falling due within 90 days after the date hereof.

          (c) The Proprietary Rights owned or licensed by the Company are sufficient to conduct the Company's business as presently conducted; and the Company has taken all steps reasonably necessary to protect its right, title and interest in and to the Proprietary Rights and the continued use of the Proprietary Rights.

          (d)  Except as set forth in Schedule 2.17(d)(i), none of the present
                                      -------------------
activities or, to the best knowledge of the Company, the proposed activities, of the Company or its products or assets infringe on any Proprietary Rights of others, (ii) the Company has not received any claim or notice of any claim to that effect, and (iii) to the best knowledge of the Company, there is no existing or threatened infringement or violation by others of the Proprietary Rights of the Company.

          (e)  (i)  Except as set forth in Schedule 2.17(e), the Company has:
                                           ----------------
(A) obtained assignments of all inventions, patent and patentable rights and copyrights from all current and past employees, consultants, and other persons who contributed to the discovery or development of any of the Proprietary Rights; and (B) adopted and implemented such other policies and procedures, including without limitation with respect to confidentiality and assignment of inventions, as are reasonably necessary to protect and promote the Company's interests with respect to the Company's Proprietary Rights.

               (ii) To the best knowledge of the Company, there is no existing or threatened violation of the confidentiality of the Company's confidential information or trade secrets. The Company is not making unauthorized use of any confidential information or trade secrets of any Person, including without limitation any former employer of any past or present employees or consultants of the Company.

               (iii) To the best knowledge of the Company, none of the activities of the employees or consultants of the Company on behalf of the Company violates or has violated any agreements or arrangements that any such employees or consultants have or have had with former employers. Each of the employees and consultants who contributed to the discovery or development of any of the Proprietary Rights (other than Proprietary Rights licensed to the Company by any party other than a consultant to the Company) did so in each case within the scope of his or her employment or contractual relationship with the Company.

     2.18  Title to Assets; Liens.  Except as set forth on Schedule 2.18, the
           ----------------------                          -------------
Company owns outright and has good, valid and marketable title to all of its assets and properties of every nature whatsoever, including Proprietary Rights and Personal Property, used in the business, including, without limitation, all of the assets and properties reflected in the Financial Statements, free and clear of any Lien, except for (i) assets and properties disposed of, or subject to purchase or sales orders, in the ordinary course of business consistent with past practice since the Current Balance Sheet Date or (ii) liens or other encumbrances securing the claims of carriers, landlords and like persons, all of which are not yet due and payable. There are no developments affecting any of such properties or assets pending or, to the best knowledge of the Company, threatened, that might materially detract from the value of such property or assets, materially interfere with any present or intended use of any such property or assets or materially and adversely affect the marketability of such properties or assets.

     2.19  Customers and Suppliers.  Schedule 2.19 sets forth the ten (10)
           -----------------------   -------------
customers who account for the largest sales or revenues of the Company (the "Customers"). To the best knowledge of the Company, the relationships of the Company with its Customers and its suppliers are generally good commercial working relationships. Except as provided in Schedule 2.19, no Member knows of
                                              -------------
any plan or intention of any such Customer or supplier, and the Company has not received any written or oral threat from any Customer or supplier, to terminate, cancel or otherwise adversely modify its relationship with the Company or to decrease materially or limit its services, supplies or materials to the Company or its usage or purchase of the services or products of the Company.

     2.20  Employee Benefit Plans.  Except as set forth on Schedule 2.20 and
           ----------------------                          -------------
subject to Section 1.8 of this Agreement, the Company does not maintain, and has not maintained, any pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, incentive, bonus, sales commission, vacation, severance, disability, life insurance, group insurance, multi-employer or other employee benefit plans, programs or other contractual arrangements, in respect of, or that otherwise cover, any of the current or former officers or employees of the Company, or their heirs or beneficiaries (collectively, the "Plans").
The

Company has delivered to Buyer true and complete copies of all documents, as they may have been amended to the date hereof, embodying or relating to the Plans set forth on Schedule 2.20. There are no outstanding defaults or
                   -------------
violations by the Company of any obligations under any of such Plans, nor any actions, claims, or other proceedings pending or threatened with respect thereto. No plans, promises or commitments to change or increase benefits under any of such Plans have been made except as required by law, and no event has occurred which could subject any person or fund to any tax, penalty or other disability in connection therewith.

     2.21  Employees and Consultants.  Set forth on Schedule 2.21 is a complete
           -------------------------                -------------
list of the Company's (i) employees, (ii) consultants and (iii) independent contractors who spend at least fifty percent (50%) of their professional time working for the Company, with names, current salaries and, with respect to Key Employees, current positions with the Company. The Company generally enjoys a good employer-employee relationship with its employees. The Company has on file duly executed Forms I-9 from all such employees. The Company is not delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such employees. Except as set forth in Schedule 2.21, neither the Company nor Buyer will be
                       -------------
liable under any Plan, agreement or other contractual arrangement to any of said employees or consultants for severance pay or any other payments (other than (a) accrued salary, vacation or sick pay in accordance with the Company's written policies delivered to the Buyer and summarized in Schedule 2.21 and (b) any
                                                  -------------
liability relating to notice of termination as required by the laws of the State of New York and summarized in Schedule 2.21) as a result of the termination of
                              -------------
employment of any of said employees or consultants or as a result of the sale of any substantial portion of the outstanding shares in the capital of the Company. The Company does not have an employee manual. All employees and consultants of the Company, whose employment and/or consulting responsibilities require access to confidential or proprietary information of the Company (the "Key Employees") are designated as such on Schedule 2.21 and have executed and delivered Non-
                          -------------
Disclosure, Non-Competition and Developments Agreements in substantially the form of Exhibit D hereto, and all of such agreements are in full force and
        ---------
effect.

     2.22  Labor Relations; Compliance.  The Company is not, and has never been,
           ---------------------------
a party to any collective bargaining or other labor agreement. Except as set forth on Schedule 2.22, there has not been, there is not presently pending or
         -------------
existing, and to the best knowledge of the Company, there is not threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process,
(b) any proceeding against or affecting the Company relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters, including any charge or compliant filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable governmental body, or organizational activity, or other labor or employment dispute against or affecting the Company or its premises, or (c) any application for certification of a collective bargaining agent. No event has occurred or circumstances exist that could provide the basis for any work stoppage or other labor dispute. There is no lock-out of any employees by the Company, and no such action is contemplated by the Company. The Company has complied in all respects with all Laws relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing.

     2.23  Certain Transactions.  Except as set forth in Schedule 2.23 or in the
           --------------------                          -------------
Financial Statements and except as expressly contemplated by or disclosed in this Agreement and the Related Agreements and the exhibits, schedules, documents or other written information attached hereto and thereto, the Company is not indebted to any Insiders, in any amount whatsoever, other than for payment of salary for services rendered and reasonable expenses; none of said Insiders are indebted to the Company or, to the best knowledge of the Company, after due inquiry, have any direct or indirect ownership interest in, or any contractual relationship with, any firm, corporation, or other Person with which the Company is or was affiliated or with which the Company has a business relationship, or any firm, corporation, or other Person which, directly or indirectly, competes with the Company; and no Insider is, directly or indirectly, a party to or otherwise an interested party with respect to any contract with the Company.

     2.24  Insurance. Schedule 2.24 sets forth a list of all policies or binders
           ---------  -------------
of fire, liability, product liability, workmen's compensation, vehicular, directors and officers and other insurance held by or on behalf of the Company. Such policies and binders are in full force and effect, are reasonably believed to be adequate for the businesses engaged in by the Company and are in conformity with the requirements of all leases to which the Company is a party and, to the best knowledge of the Company, are valid and enforceable in accordance with their terms. The Company is not in default with respect to any provision contained in any such policy or binder, nor has the Company failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no outstanding unpaid claims in excess of $10,000 in the aggregate under all such policies and binders. The Company has not received notice of cancellation or non-renewal of any such policy or binder.

     2.25  Banks, Brokers and Proxies.  Schedule 2.25 sets forth (i) the name of
           --------------------------   -------------
each bank, trust company, securities or other broker or other financial institution with which the Company has an account, credit line, or safe deposit box or vault or otherwise maintains relations; (ii) the name of each person authorized by the Company to draw on any such account or credit line, to transfer securities, or to have access to any safe deposit box or vault; (iii) the purpose of each such account, safe deposit box or vault; and (iv) the names of all persons authorized by proxies, powers of attorney or other like instruments to act on behalf of the Company in matters concerning its business or affairs. All such accounts, credit lines, safe deposit boxes and vaults are maintained by the Company for normal business purposes, and no such proxies, powers of attorney or other like instruments are irrevocable.

     2.26  Brokerage. No broker, finder, agent or similar intermediary has acted
           ---------
on behalf of the Company in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders' fees or similar fees or commissions payable by the Company, Buyer or any subsidiary that acquires the Interests in connection therewith based on any agreement, arrangement or understanding with the Company or any Member or any action taken by it or any of them.

     2.27  Hazardous Materials.  Subject to Section 1.8 of this Agreement, the
           -------------------
Company (i) is not in violation of any applicable federal, state or local statute, law, ordinance, rule, regulation or policy relating to the environment or occupational health and safety (each, an "Environmental Law") and (ii) has never generated, used or handled any Hazardous Materials (as hereinafter defined), nor has the Company treated, stored or disposed of any Hazardous Materials at any site owned or leased by the Company or shipped any Hazardous Materials for treatment, storage or disposal at any other site or facility. No other Person has ever generated, used, handled, stored or disposed of any Hazardous Materials at any site owned or premises leased by the Company during the period of the Company's ownership or lease or before any such period, nor has there been or, to the best knowledge of the Company, is there threatened any release of any Hazardous Materials on or at any such site or premises during such period. For purposes of this Section 2.27, "Hazardous Materials" shall mean and include any "hazardous waste" as defined in either the United States Resources Conservation and Recovery Act, 42 U.S.C. 6901, regulations adopted pursuant to said Act, and also any "hazardous substances" or "hazardous materials" as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601.

     2.28  Full Disclosure.  The Schedules hereto and all documents and other
           ---------------
papers listed therein or required to be delivered pursuant to this Agreement and the Related Agreements are true, complete, correct and authentic. No representation or warranty of any Member contained in this Agreement, and, to the best knowledge of the Company and each Member, no document or other paper furnished by or on behalf of the Company to Buyer (or any of its agents) pursuant to this Agreement or in connection with the transactions contemplated hereby, taken as a whole, contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not false or misleading. There is no fact known to any Member that has not been disclosed to Buyer in this Agreement and the Related Agreements or the Schedules hereto and thereto that has or will have a material adverse effect on the Company or its assets, properties, business, operations, prospects or condition (financial or otherwise), or is reasonably likely to have such an effect.

     2.29  Best Knowledge.  As used herein, an individual will be deemed to have
           --------------
"best knowledge" of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter; and (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter. A corporation or entity (other than an individual) will be deemed to have "best knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, employee, agent, partner, executor, or trustee of such corporation or entity (or in any similar capacity) has, or at any time had, knowledge of such fact or other matter.

               3 - REPRESENTATIONS AND WARRANTIES OF THE MEMBERS

     The Managing Member and each of the Members, jointly and severally, represents and warrants to Buyer as of the date hereof and on and as of the Closing Date as follows:

     3.1  Title to Interests.
          ------------------

          (a) Each Member is and will be at the Closing the holder of record and the owner of the entire beneficial interest in the Interests set forth opposite such Member's name on Schedule 1 hereto, free and clear of any Lien
                               ----------
whatsoever and without any exception whatsoever.

          (b) Each Member will transfer and deliver to Buyer or its designee at the Closing a good and valid title to all of the Interests set forth opposite his or her or its name on Schedule 1, free and clear of any Lien or claim of any
                          ----------
kind, and the entire beneficial interest therein without any exception whatsoever.

     3.2  Authority to Execute and Perform Agreements.  Each Member has full
          -------------------------------------------
legal right and power to enter into, execute and deliver this Agreement and to perform in full such Member's obligations hereunder. The execution, delivery and performance of this Agreement or any Related Agreement (where applicable) by each Member requires no consent, approval, waiver or other action by or in respect of, or filing with, any governmental body, agency, official or authority or any other Person other than as set forth on Schedule 3.2, all of which
                                               ------------
actions, approvals and filings will have been taken, obtained or made on or before the Closing Date. This Agreement or any Related Agreement (where applicable) has been duly executed and delivered and is the valid and binding obligation of each Member, enforceable against each Member in accordance with its terms.

     3.3  No Breach.  The execution, delivery and performance of this Agreement
          ---------
and the Related Agreements and the consummation of the transactions contemplated hereby and thereby will not violate, conflict with, contravene, or result in the breach of or constitute (or with notice or lapse of time or both constitute) a default under, any instrument, contract or other agreement to which each Member is a party or to which each Member or each Member's Interests may be bound or subject; or violate, conflict with or contravene any order, judgment, injunction, award or decree or other requirement of any court, arbitrator or governmental or regulatory body against, or binding upon, each Member or each Member's Interests; or violate, contravene or conflict with any statute, law, ordinance or regulation of any jurisdiction binding upon or applicable to each Member or each Member's Interests.

     3.4  Actions and Proceedings.  There are no actions, investigations,
          -----------------------
proceedings (or any basis therefor), suits or claims or legal, administrative or arbitral proceedings pending against or, to the best knowledge of each Member, threatened against or affecting each Member or each Member's Interests that have or may have (a) the effect of restraining, modifying or preventing the consummation of the transactions contemplated hereby or (b) a materially adverse effect on the assets, properties, business, operations, prospects, or condition (financial or otherwise) of the Company or Buyer.

     3.5  Brokerage.  There are no brokerage commissions, finders' fees or
          ---------
similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with such Member or any action taken by such Member, the liability for which is or will be on the Company or Buyer.

     3.6  Investment Representation.  Each Member is acquiring a Term Note from
          -------------------------
the Buyer for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing thereof, nor with any present intention of distributing or selling the same; and, except as contemplated by this Agreement and the agreements contemplated herein, Member has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

                  4 - REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to the Members as follows:

     4.1  Organization.  The Buyer is duly organized, validly existing and in
          ------------
good standing under the laws of Delaware, and has the corporate power and lawful authority to own, lease and operate its assets, properties and business and to carry on its business as now being and as heretofore conducted.

     4.2  Authority to Execute and Perform Agreements.  The Buyer has the full
          -------------------------------------------
legal right and power and all authority required to enter into, execute and deliver this Agreement and to perform fully its respective obligations hereunder, and this Agreement has been duly executed and delivered and is the valid and binding obligation of Buyer enforceable in accordance with its terms except, (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights; and (ii) general principles of equity that restrict the availability of equitable remedies.

     4.3  No Breach.  The execution, delivery and performance of this Agreement
          ---------
and the consummation of the transactions contemplated hereby will not (i) violate any provision of the respective charter or by-laws of Buyer; (ii) to the Buyer's best knowledge, violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, Buyer or upon the securities, properties, assets or business of Buyer; or

(iii) to the Buyer's best knowledge, violate any Law which relates to Buyer or to the securities, properties, assets or business of Buyer; (iv) violate any Permit of the Buyer.

     4.4  Investment Representation.  Buyer is acquiring the Interests from each
          -------------------------
Member for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing thereof, nor with any present intention of distributing or selling the same; and, except as contemplated by this Agreement and the agreements contemplated herein, Buyer has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

                          5 - COVENANTS AND AGREEMENTS

     The parties covenant and agree as follows:

     5.1  Continued Effectiveness of Representations and Warranties.  From the
          ---------------------------------------------------------
date hereof through the Closing Date, the Members shall use their best efforts to cause the Company to conduct its business and affairs and to conduct their business and affairs in such a manner so that the representations and warranties contained in Sections 2 and 3 hereof shall continue to be true and correct in all material respects as of the Closing Date, and Buyer shall promptly be given notice of any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute (or with notice or the passage of time would be likely to constitute) a violation or breach of this Agreement.

     5.2  Escrow Agreement. After the Closing Date but prior to any payments of
          ----------------
any principal under any Term Notes, or prior to any payments under any Bonus Agreements referenced in Section 7.4 hereof, the Escrow Agreement shall have been executed and delivered by Buyer, the Member Representative and an escrow agent named therein.

     5.3  Further Assurances.  Whether before or after the Closing Date, each of
          ------------------
the parties shall execute such documents, further instruments and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

            6 - CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

     The obligations of Buyer to enter into and complete the Closing is subject, at the option of Buyer acting in accordance with the provisions of this Agreement with respect to termination hereof, to the fulfillment of the following conditions, each of which is for the exclusive benefit of Buyer and not of any of the Members and any one or more of which may be waived by Buyer alone:

     6.1  Representations, Warranties and Covenants.  The representations and
          -----------------------------------------
warranties of the Company and each Member contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Company and each Member shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or before the Closing Date. The Company and each Member shall have delivered to Buyer a certificate, dated the Closing Date, to the foregoing effect and stating that all conditions to Buyer's obligations hereunder have been satisfied.

     6.2  Consents and Approvals.  All consents, Permits and approvals from all
          ----------------------
Persons, including without limitation all governmental authorities and all parties to contracts or other agreements with any Member or the Company, that may be required in connection with the performance by each Member of his or her obligations under this Agreement, the continuance (without modification, amendment, variation or renegotiation) after the Closing of such contracts or other agreements with the Company or Buyer or any subsidiary of Buyer that acquires the Interests, and/or the acquisition and ownership of the Interests by Buyer or its subsidiary shall have been obtained.

     6.3  Litigation.  No action, suit or proceeding shall have been instituted
          ----------
before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the consummation of the transactions contemplated hereby, or to seek damages or a discovery order in connection with such transactions, or that has or may have, in the reasonable opinion of the Buyer, (a) the effect of restraining, modifying or preventing the consummation of such transactions or (b) a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of the Company or Buyer.

     6.4  Non-Competition Agreements.  As of the Closing Date, each Member and
          --------------------------
each employee of the Company who will become an employee of the Buyer shall have entered into and delivered to the Buyer a Non-Disclosure, Non-Competition and Developments Agreement in the form attached hereto as Exhibit D.
                                                      ---------

     6.5  Opinion of Counsel to the Members.  Buyer shall have received the
          ---------------------------------
opinion of Dornbush Mensch Mandelstam & Schaeffer, LLP, counsel to the Members and the Company, dated the Closing Date, addressed to Buyer substantially in the form attached hereto as Exhibit E.
                        ---------

     6.6  Delivery of Interests.  Each Member shall have delivered or caused to
          ---------------------
be delivered to Buyer as of the Closing Date the certificates or other documentation evidencing such Member's Interests, which collectively shall be all of the issued and outstanding Interest of the Company, duly authorized for transfer to Buyer or its designee, free and clear of any Liens or beneficial interests of any party.

     6.7  Resignation of Managing Member.  Neil Black shall have resigned as
          ------------------------------
Managing Member of the Company on the Closing Date, and, prior to such resignation, shall have designated Robert B. Eisenberg as the Managing Member of the Company.

     6.8  Board Approval.  This Agreement and the transactions contemplated
          --------------
hereby shall have been approved by the Board of Directors of Buyer.

          7 - CONDITIONS PRECEDENT TO THE MEMBERS OBLIGATION TO CLOSE

     The obligation of the Members to enter into and complete the Closing is subject, at the option of the Member Representative acting in accordance with the provisions of this Agreement with respect to termination hereof, to the fulfillment of the following conditions, each of which is for the exclusive benefit of the Members and not of Buyer and any one or more of which may be waived by the Member Representative alone:

     7.1  Representations, Warranties and Covenants.  The representations and
          -----------------------------------------
warranties of Buyer contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or before the Closing Date. Buyer shall have delivered to the Members a certificate, dated the Closing Date and signed by an officer of the Buyer, to the foregoing effect and stating that all conditions to the obligations of the Members hereunder have been satisfied.

     7.2  Litigation.  No action, suit or proceeding shall have been instituted
          ----------
before any court or governmental or regulatory body, or instituted by any governmental or regulatory body, to restrain, modify or prevent the carrying out of the transactions contemplated hereby, which such action, suit or proceeding shall not have been stayed.

     7.3  Term Notes.  Buyer shall have caused to be delivered to each of the
          ----------
Members, a Term Note substantially in the form of Exhibit A attached hereto.
                                                  ---------

     7.4  Bonus Agreements.  Buyer shall have entered into bonus agreements
          ----------------
substantially in the form of Exhibit B attached hereto.
                             ---------

     7.5  Opinion of Counsel to the Buyer.  The Members shall have received the
          -------------------------------
opinion of Palmer & Dodge, counsel to Buyer, dated the Closing Date and substantially in the form attached hereto as Exhibit F.
                                             ---------

     7.6  Board Approval.  This Agreement and the transactions contemplated
          --------------
hereby shall have been approved by the Board of Directors of Buyer.

                              8 - INDEMNIFICATION

     8.1  Survival.  Notwithstanding any right of the Buyer to investigate fully
          --------
the affairs of the Company and notwithstanding any knowledge of facts determined or determinable by the Buyer pursuant to such investigation or right of investigation, the Buyer has the right to rely fully upon the representations, warranties, covenants and agreements of the Company in this Agreement or in any Schedule, certificate or financial statement delivered by the Company pursuant hereto. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing hereunder and be indemnified in accordance with this Section 8, and, except as otherwise specifically provided in this Agreement, shall thereafter:

          (a) terminate and expire at the end of the thirty-sixth (36th) full calendar month after the Closing Date with respect to any claim based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation or warranty of any of the Members contained in Sections 2 or 3 hereof, of which the Buyer shall have given no notice on or before the end of such thirty-sixth (36th) month; provided, however, any claim based upon fraud or
                                --------  -------
willful misconduct by any of the Members or the Company, which shall survive until the end of the eighty-fourth (84th) full calendar month after the Closing Date;

     8.2  Obligation of the Members to Indemnify.  Subject to the limitations
          --------------------------------------
set forth below and to the termination provisions set forth in Section 8.1, each Member agrees, jointly and severally, to indemnify, defend and hold harmless Buyer (and its subsidiaries, directors, officers, employees, affiliates and assigns) from and against all losses, liabilities, damages, costs or expenses (including interest and penalties imposed or assessed by any judicial or administrative body and reasonable attorneys fees ("Losses") based upon, arising out of or otherwise in respect of:

               (i) any inaccuracy in or any breach of any representation, warranty, covenant or agreement of any Member contained in this Agreement or in any Schedule delivered pursuant hereto;

               (ii)  any Tax Claim, whether or not included in clause (i);

               (iii) any claim or demand (a) for any commission or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed or retained by or on behalf of the Company or any of the Members, whether or not included in clause
               (i); and

               (iv) any claim relating to the terms and conditions of employment of any of the Company's employees before the Closing, whether first asserted before or after the Closing. While claims based on the fact or manner of termination of any employee terminated after the Closing shall not be indemnified under this clause (iv), any claim made by any such employee that otherwise falls within this clause (iv) shall be subject to this Section 8.

     The liability of the Members with respect to indemnification hereunder shall be joint and several.

     8.3  Claims Notice.  Promptly after receipt by the Buyer of notice of any
          -------------
demand, claim or circumstances that, with or without the lapse of time, would give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") that may result in a Loss, the Buyer shall give notice thereof (the "Claims Notice") to the Member Representative for indemnification pursuant to Sections 8.2 hereof. Delivery of the Claims Notice to the Member Representative shall be deemed to be notice to all the Members. The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered by the Buyer. The Members shall pay to the Buyer the amount of the Loss stated in the Claims Notice within 30 days ("Claims Notice Period") of receipt of the Claims Notice; provided, however, if
                                                          --------  -------
the Member Representative gives written notice ("Dispute Notice") prior to the expiration of the Claims Notice Period disputing the amount of such Loss, the Buyer and the Member Representative shall have 30 days ("Dispute Notice Period") from receipt by the Buyer of the Dispute Notice to reach agreement as to the amount of such Loss. If at the end of the Dispute Notice Period, the Buyer and Member Representative have not reached agreement as to the amount of Loss to be indemnified by the Members, the dispute shall be resolved in accordance with
Section 9.5 hereof.

     8.4  Limitations on Indemnification.  The indemnification provided for in
          ------------------------------
Sections 8.2 hereof shall be subject to the following limitations. Anything in this Agreement to the contrary notwithstanding, no indemnification shall be payable under Section 8.2 unless the total of all claims for indemnification under this Section exceeds $25,000 in the aggregate, whereupon the full amount of such claims shall be recoverable in accordance with the terms hereof; provided, further, that no indemnification shall be payable in excess of the
--------  -------
aggregate of the principal amount and any accrued interest underlying all of the Term Notes, and with respect to each Member individually, up to the principal amount and accrued interest under each such Member's Term Note as set forth on
Schedule 1 attached hereto.
----------

                               9 - MISCELLANEOUS

     9.1  Expenses.  All costs and expenses incurred in connection with this
          --------
Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

     9.2  Notices.  Any notice or other communication required or permitted
          -------
hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, two days after the date of deposit in the mails, as follows:

          (a)  if to Buyer:

                    NaviSite Internet Services Corporation
                    300 Federal Street
                    Andover, MA  01810
                    Attention: Chief Financial Officer
                    Telephone: (978) 552-3300
                    Facsimile: (978) 552-3500

               with a copy to:

                    Palmer & Dodge LLP
                    One Beacon Street
                    Boston, MA  02109
                    Attention: William Williams II, Esq.
                    Telephone: (617) 573-0360
                    Facsimile: (617) 227-4420

          (b)  if to any Member before the Closing:

                    Neil Black
                    c/o Servercast Communications, L.L.C.
                    451 Greenwich Street
                    New York, NY 10013
                    Telephone: (212) 219-3540
                    Facsimile: (212) 226-5439

               with a copy to:

                    Dornbush Mensch Mandelstam & Schaeffer, LLP
                    747 Third Avenue
                    New York, New York 10017
                    Attention: Landey Strongin, Esq.
                    Telephone: (212) 759-3300
                    Facsimile: (212) 753-7673

          (c) if to any Member after the Closing, to such Member's address as set forth on Schedule 1 hereof.
             ----------

Any party may by notice given in accordance with this Section 9.3 to the other parties designate another address or person for receipt of notices hereunder.

     9.3  Entire Agreement.  This Agreement (including the Related Agreements,
          ----------------
Exhibits and Schedules) contain the entire agreement among the parties with respect to the transactions contemplated hereby, and supersedes all prior agreements, written or oral, with respect thereto.

     9.4  Waivers and Amendments; Non-Contractual Remedies; Preservation of
          -----------------------------------------------------------------
Remedies.  This Agreement may be amended, superseded, cancelled, renewed or
--------
extended, and any term hereof may be waived, only by a written instrument signed by Buyer and the Member Representative or, in the case of a waiver, by Buyer or the Member Representative, as the case may be, waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

     9.5  Resolution of Disputes.  The parties agree to attempt to settle
          ----------------------
amicably all disputes arising out of or in connection with this Agreement with the intention of continuing the relationship between the parties and consummating the transactions contemplated hereby. Without limiting the provisions of Section 8 hereof, the parties agree that any dispute arising under this Agreement that cannot be settled by discussion between the parties involved shall be submitted to binding arbitration in the City of Boston, Massachusetts in accordance with the rules and procedures of the American Arbitration Association before a single arbitrator who will be familiar with the business of the parties hereto. The arbitrator may proceed to a resolution notwithstanding the failure of a party to participate in the proceedings. The prevailing party shall be entitled to an award of reasonable attorney fees incurred in connection with the arbitration in such amount as may be determined by the arbitrator, and to its expenses in connection therewith. Judgment upon any award made in such arbitration may be entered and enforced in any court of competent jurisdiction. Notwithstanding anything to the contrary contained herein (including the jurisdictional provisions of Section 9.6), if either party requires immediate injunctive or other equitable relief with respect to the payment of moneys owed or the protection or preservation of confidential information or Proprietary Rights, then such party will have the power to invoke the jurisdiction of any court having jurisdiction in the circumstances, whether within or without the Commonwealth of Massachusetts.

     9.6  Governing Law.  This Agreement shall be governed and construed in
          -------------
accordance with the laws of the Commonwealth of Massachusetts without regard to its conflict of laws provisions. The parties hereto consent to the exclusive jurisdiction of the courts of the Commonwealth of Massachusetts in respect of any litigation arising out of this Agreement or the nonperformance hereof.

     9.7  Binding Effect; No Assignment.  This Agreement shall be binding upon
          -----------------------------
and inure to the benefit of the parties and their respective successors and legal representatives. This Agreement is not assignable except by operation of law or by Buyer to any of its affiliates.

     9.8  Variations in Pronouns.  All pronouns and any variations thereof refer
          ----------------------
to the masculine, feminine or neuter, singular or plural, as the context may require.

     9.9  Counterparts.  This Agreement may be executed by the parties hereto in
          ------------
separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

     9.10 Exhibits and Schedules.  The Exhibits and Schedules are a part of this
          ----------------------
Agreement as if fully set forth herein. All references herein to Sections, subsections, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

     9.11 Headings.  The headings in this Agreement are for reference only, and
          --------
shall not affect the interpretation of this Agreement.

     9.12 Severability.  Any Section, subsection or other subdivision of this
          ------------
Agreement or any other provision of this Agreement which is, or becomes, illegal, invalid or unenforceable shall be severed herefrom and shall be ineffective to the extent of such illegality, invalidity or unenforceability and shall not affect or impair the remaining provisions hereof, which provisions shall (a) be severed from any illegal, invalid or unenforceable Section or other subdivision of this Agreement, and (b) otherwise remain in full force and effect.

               [The rest of this page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                         NAVISITE INTERNET SERVICES CORPORATION


                         By: /s/ Robert B. Eisenberg
                             ------------------------------------------------
                         Name:  Robert B. Eisenberg
                         Title:  President and Chief Executive Officers



                         MEMBERS:



                         /s/ Neil Black
                         ----------------------------------------------------
                         Neil Black, individually and as Managing Member of Servercast Communications, L.L.C., a Delaware Limited Company

                         MEDLEY INVESTMENT GROUP, L.L.C.


                         By: /s/ Richard Meddey
                             ------------------------------------------------
                         Name: Richard Medley
                         Title: Managing Member


                         /s/ Peter Kirwan
                         ----------------------------------------------------
                         Peter Kirwan


                         /s/ David Boyle
                         ----------------------------------------------------
                         David Boyle


                         /s/ Mark Torrey
                         ----------------------------------------------------
                         Mark Torrey